UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Meridian Resource Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 15, 2010
Dear Shareholder:
You recently received proxy materials in connection with the special meeting of stockholders of The Meridian Resource Corporation to approve the merger agreement with Alta Mesa Holdings. Alta Mesa has increased its offer price to $0.33 per share, a 14% increase over the original $0.29 per share. Meridian’s board of directors recommends that you vote “FOR” the merger.
According to our latest records, YOUR PROXY VOTE HAS NOT YET BEEN RECEIVED.
In order for the merger to be approved and for you to receive your cash, we need two thirds of all outstanding shares to be voted “FOR” the merger. This is a very difficult threshold to achieve and we need your vote. If you do not vote, it will have the same effect as a vote against the merger.
In the event the merger is not completed, the company may be forced to seek protection under federal BANKRUPTCY laws.
Please vote today, no matter how few shares you own. Doing so will help your company avoid the increased costs associated with sending out these letters and calling shareholders.
With the meeting scheduled for April 28, 2010 time is very short! Please vote today by telephone or Internet! It is quick and easy.

TO VOTE BY TOUCHTONE PHONE:	TO VOTE THROUGH THE INTERNET:
Call the toll-free number on the enclosed voting instruction form and follow the instructions.	Go to www.proxyvote.com and follow the instructions on the website to vote your shares.
YOUR PARTICIPATION IS IMPORTANT — PLEASE VOTE TODAY!
If you have any questions relating to the special meeting, voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors, The Altman Group, toll-free at (877) 864-5052 between 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday.
Thank you in advance for your support and for acting promptly.
On behalf of your Board of Directors,
Sincerely,
Paul Ching
Chairman of the Board of Directors and Chief Executive Officer
www.tmrx.com